Exhibit 99.1

SOVRAN ACQUISITION LIMITED PARTNERSHIP

Report of Independent Registered Public Accounting Firm

The Board of Directors and Partners of Sovran Acquisition Limited Partnership

We have audited the accompanying consolidated balance sheets of Sovran Acquisition Limited Partnership as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, partners’ capital and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sovran Acquisition Limited Partnership at December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method for reporting discontinued operations effective January 1, 2014.

/s/ Ernst & Young LLP

Buffalo, New York

June 13, 2016

SOVRAN ACQUISITION LIMITED PARTNERSHIP

CONSOLIDATED BALANCE SHEETS

	December 31,
(dollars in thousands, except unit data)	2015	2014
Assets
Investment in storage facilities:
Land	$480,176	$397,642
Building, equipment, and construction in progress	2,011,526	1,780,341

	2,491,702	2,177,983
Less: accumulated depreciation	(465,195)	(411,701)

Investment in storage facilities, net	2,026,507	1,766,282
Cash and cash equivalents	7,032	8,543
Accounts receivable	6,805	5,758
Receivable from unconsolidated joint ventures	929	583
Investment in unconsolidated joint ventures	62,520	57,803
Prepaid expenses	5,431	6,533
Fair value of interest rate swap agreements	550	—
Other assets	9,048	5,225

Total Assets	$2,118,822	$1,850,727

Liabilities
Line of credit	$79,000	$49,000
Term notes	746,650	745,927
Accounts payable and accrued liabilities	47,839	43,551
Deferred revenue	7,511	7,290
Fair value of interest rate swap agreements	15,343	13,341
Mortgages payable	1,993	2,127

Total Liabilities	898,336	861,236

Limited partners’ redeemable capital interest at redemption value (168,866 and 155,484 units outstanding at December 31, 2015 and 2014, respectively)	18,171	13,622

Partners’ Capital
General partner (368,795 and 342,614 units outstanding at December 31, 2015 and 2014, respectively)	12,205	9,895
Limited partners (36,341,878 and 33,763,341 units outstanding at December 31, 2015 and 2014, respectively)	1,204,525	978,979
Accumulated other comprehensive loss	(14,415)	(13,005)

Total Controlling Partners’ Capital	1,202,315	975,869

Total Liabilities and Partners’ Capital	$2,118,822	$1,850,727

See notes to consolidated financial statements.

SOVRAN ACQUISITION LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(dollars in thousands, except per unit data)	2015	2014	2013
Revenues
Rental income	$338,435	$302,044	$253,384
Other operating income	28,167	24,036	20,123

Total operating revenues	366,602	326,080	273,507

Expenses
Property operations and maintenance	81,915	75,333	66,119
Real estate taxes	36,563	32,097	26,496
General and administrative	38,659	35,222	30,136
Acquisition costs	2,991	7,359	3,129
Operating leases of storage facilities	683	7,987	1,331
Depreciation and amortization	58,506	51,749	45,233

Total operating expenses	219,317	209,747	172,444

Income from operations	147,285	116,333	101,063

Other income (expenses)
Interest expense	(37,124)	(34,578)	(32,000)
Interest income	5	40	40
(Loss) gain on sale of storage facilities	(494)	5,176	—
Gain on sale of real estate	—	—	421
Equity in income of joint ventures	3,405	2,086	1,948

Income from continuing operations	113,077	89,057	71,472
Income from discontinued operations (including a gain on disposal of $2,431 in 2013)	—	—	3,123

Net income	113,077	89,057	74,595
Net income attributable to noncontrolling interest	(553)	(526)	(469)

Net income attributable to common unitholders	$112,524	$88,531	$74,126

Earnings per common unit attributable to common unitholders - basic
Continuing operations	$3.18	$2.68	$2.27
Discontinued operations	—	—	0.10

Earnings per unit - basic	$3.18	$2.68	$2.37

Earnings per common unit attributable to common unitholders - diluted
Continuing operations	$3.16	$2.67	$2.26
Discontinued operations	—	—	0.10

Earnings per unit - diluted	$3.16	$2.67	$2.36

Net income allocated to general partner	$1,131	$891	$746
Net income allocated to limited partners	111,393	87,640	73,380

See notes to consolidated financial statements.

SOVRAN ACQUISITION LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
(dollars in thousands)	2015	2014	2013
Net income	$113,077	$89,057	$74,595
Other comprehensive income:
Change in fair value of derivatives net of reclassification to interest expense	(1,410)	(6,603)	8,840

Total comprehensive income	111,667	82,454	83,435
Comprehensive income attributable to noncontrolling interest	(546)	(487)	(525)

Comprehensive income attributable to common unitholders	$111,121	$81,967	$82,910

See notes to consolidated financial statements.

SOVRAN ACQUISITION LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

(dollars in thousands)	Sovran Holdings, Inc. General Partner	Sovran Self Storage, Inc. Limited Partner	Accumulated Other Comprehensive Income (loss)	Total Controlling Partners’ Capital
Balance January 1, 2013	$7,414	$736,558	(15,242)	728,730

Net proceeds from the issuance of Partnership Units	1,078	106,749	—	107,827
Net proceeds from the issuance of Partnership Units through Dividend Reinvestment Plan	47	4,631	—	4,678
Exercise of stock options	70	6,947	—	7,017
Earned portion of non-vested stock	29	2,847	—	2,876
Stock option expense	3	298	—	301
Deferred compensation outside directors	1	117	—	118
Carrying value less than redemption value on redeemed noncontrolling interest	(3)	2	—	(1)
Adjustment to redemption value of noncontrolling redeemable Operating Partnership Units	—	(524)	—	(524)
Net income attributable to common unitholders	746	73,380	—	74,126
Change in fair value of derivatives	88	(88)	8,840	8,840
Distributions	(637)	(62,642)	—	(63,279)

Balance December 31, 2013	8,836	868,275	(6,402)	870,709

Net proceeds from the issuance of Partnership Units	1,014	97,967	—	98,981
Net proceeds from the issuance of Partnership Units through Dividend Reinvestment Plan	124	12,325	—	12,449
Exercise of stock options	13	1,232	—	1,245
Earned portion of non-vested stock	46	4,510	—	4,556
Stock option expense	2	221	—	223
Deferred compensation outside directors	1	120	—	121
Carrying value less than redemption value on redeemed noncontrolling interest	(60)	(510)	—	(570)
Adjustment to redemption value of noncontrolling redeemable Operating Partnership Units	—	(3,738)	—	(3,738)
Net income attributable to common unitholders	891	87,640	—	88,531
Change in fair value of derivatives	(66)	66	(6,603)	(6,603)
Distributions	(906)	(89,129)	—	(90,035)

Balance December 31, 2014	9,895	978,979	(13,005)	975,869

Net proceeds from the issuance of Partnership Units	2,123	208,019	—	210,142
Net proceeds from the issuance of Partnership Units through Dividend Reinvestment Plan	139	13,787	—	13,926
Exercise of stock options	16	1,617	—	1,633
Earned portion of non-vested stock	63	6,191	—	6,254
Stock option expense	2	208	—	210
Deferred compensation outside directors	—	59	—	59
Carrying value less than redemption value on redeemed noncontrolling interest	(10)	(70)	—	(80)
Adjustment to redemption value of noncontrolling redeemable Operating Partnership Units	—	(3,328)	—	(3,328)
Net income attributable to common unitholders	1,131	111,393	—	112,524
Change in fair value of derivatives	(14)	14	(1,410)	(1,410)
Distributions	(1,140)	(112,344)	—	(113,484)

Balance December 31, 2015	$12,205	$1,204,525	$(14,415)	$1,202,315

See notes to consolidated financial statements

SOVRAN ACQUISITION LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(dollars in thousands)	2015	2014	2013
Operating Activities
Net income	$113,077	$89,057	$74,595
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	58,506	51,749	45,546
Amortization of deferred financing fees	1,184	942	834
Loss (gain) on sale of storage facilities	494	(5,176)	—
Gain on disposal of discontinued operations	—	—	(2,431)
Gain on sale of real estate	—	—	(421)
Equity in (income) losses of joint ventures	(3,405)	(2,086)	(1,948)
Distributions from unconsolidated joint venture	4,821	3,123	2,630
Non-vested stock earned	6,313	4,677	2,994
Stock option expense	210	223	301
Changes in assets and liabilities (excluding the effects of acquisitions):
Accounts receivable	(1,038)	(606)	(1,659)
Prepaid expenses	1,144	(457)	(810)
(Advances to) receipts from joint ventures	(346)	590	(27)
Accounts payable and other liabilities	5,847	5,187	1,079
Deferred revenue	(597)	(1,155)	(37)

Net cash provided by operating activities	186,210	146,068	120,646

Investing Activities
Acquisition of storage facilities	(280,010)	(281,731)	(94,759)
Improvements, equipment additions, and construction in progress	(41,739)	(35,097)	(33,889)
Net proceeds from the sale of storage facilities	4,646	11,191	—
Net proceeds from the disposal of discontinued operations	—	—	11,741
Net proceeds from the sale of real estate	—	—	4,866
Investment in unconsolidated joint ventures	(6,151)	(28,650)	(4,237)
Return of capital from unconsolidated joint ventures	—	—	7,360
Property deposits	(5,435)	(706)	(5,427)

Net cash used in investing activities	(328,689)	(334,993)	(114,345)

Financing Activities
Net proceeds from sale of common stock	225,701	112,676	119,522
Proceeds from line of credit	330,000	202,000	152,000
Proceeds from term notes	—	175,000	325,000
Repayment of line of credit	(300,000)	(202,000)	(208,000)
Repayment of term notes	—	—	(325,000)
Financing costs	—	(3,001)	(1,554)
Distributions paid	(113,594)	(90,576)	(63,681)
Redemption of operating partnership units	(1,005)	(6,028)	(322)
Mortgage principal payments	(134)	(127)	(1,997)

Net cash provided by (used in) financing activities	140,968	187,944	(4,032)

Net (decrease) increase in cash	(1,511)	(981)	2,269
Cash at beginning of period	8,543	9,524	7,255

Cash at end of period	$7,032	$8,543	$9,524

Supplemental cash flow information
Cash paid for interest, net of interest capitalized	$35,926	$31,764	$32,909
Cash paid for income taxes, net of refunds	$1,084	$665	$778

See notes to consolidated financial statements.

SOVRAN ACQUISITION LIMITED PARTNERSHIP

DECEMBER 31, 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION

Sovran Acquisition Limited Partnership (the “Operating Partnership”) is the entity through which Sovran Self Storage, Inc. (the “Company”), a self-administered and self-managed real estate investment trust (“REIT”), conducts substantially all of the Company’s business and owns substantially all of the Company’s assets. In 1995, the Company was formed under Maryland law and the Operating Partnership was organized as a Delaware limited partnership to continue and to expand the self-storage operations of the Company’s privately owned predecessor organizations. At December 31, 2015, we had an ownership interest in, and/or managed 542 self-storage properties in 25 states under the name Uncle Bob’s Self Storage ®. Among our 542 self-storage properties are 39 properties that we manage for an unconsolidated joint venture (Sovran HHF Storage Holdings LLC) of which we are a 20% owner, 30 properties that we manage for an unconsolidated joint venture (Sovran HHF Storage Holdings II LLC) of which we are a 15% owner, and 21 properties that we manage and have no ownership interest. Approximately 41% of the Company’s revenue is derived from stores in the states of Texas and Florida. In addition, approximately 11% of the Company’s revenue is derived from the Houston, Texas market.

At December 31, 2015, the Company is a 99.5% economic owner of the Operating Partnership and controls it through Sovran Holdings, Inc. (“Holdings”), a wholly owned subsidiary of the Company incorporated in Delaware and the sole general partner of the Operating Partnership. This structure is commonly referred to as an umbrella partnership REIT or “UPREIT.” The Company’s limited partner and indirect general partner interests in the Operating Partnership entitle it to share in cash distributions from, and in the profits and losses of, the Operating Partnership in proportion to its ownership interest therein and entitle the Company to vote on all matters requiring a vote of the limited partners.

The Operating Partnership’s other limited partners are persons who contributed their direct or indirect interests in certain self-storage properties to the Operating Partnership. The Operating Partnership is obligated to redeem each unit of limited partnership (“Unit”) at the request of the holder thereof for cash equal to the fair market value of a share of the Company’s common stock, par value $.01 per share (“Common Shares”), at the time of such redemption, provided that the Company at its option may elect to acquire any such Unit presented for redemption for one Common Share or cash. With each such redemption or acquisition by the Company, the Company’s percentage ownership interest in the Operating Partnership will increase. In addition, whenever the Company issues Common Shares, the Company is obligated to contribute any net proceeds therefrom to the Operating Partnership and the Operating Partnership is obligated to issue an equivalent number of Units to the Company. Such limited partners’ redemption rights are reflected in “limited partners’ redeemable capital interest” in the accompanying balance sheets at the cash redemption amount at the balance sheet date. Capital activity with regard to such limited partners’ redemption rights is reflected in the accompanying statements of partners’ capital.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation: We consolidate all wholly owned subsidiaries. Partially owned subsidiaries and joint ventures are consolidated when we control the entity. Our consolidated financial statements include the accounts of the Operating Partnership, Uncle Bob’s Management, LLC (the Company’s taxable REIT subsidiary), Locke Sovran I, LLC (a wholly-owned subsidiary), and Locke Sovran II, LLC (a wholly-owned subsidiary). All intercompany transactions and balances have been eliminated. Investments in joint ventures that we do not control but for which we have significant influence over are accounted for using the equity method.

On June 30, 2011, the Operating Partnership entered into a newly formed joint venture agreement with an owner of a self-storage facility in New Jersey (West Deptford JV LLC). As part of the agreement the Operating Partnership contributed $4.2 million to the joint venture for a $2.8 million mortgage note at 8%, a 20% common interest, and a $1.4 million preferred interest with an 8% preferred return. The Operating Partnership had concluded that this joint venture is a variable interest entity pursuant to the guidance in FASB ASC Topic 810, “Consolidation” on the basis that the total equity investment in the joint venture is not sufficient to permit the joint venture to finance its activities without additional subordinated financial support from its investors.

On February 5, 2013 the Operating Partnership entered into a Membership Interest Purchase Agreement to sell its common and preferred interests in West Deptford JV LLC to the other joint venture partner for approximately $1.4 million, resulting in a gain of $0.4 million. Simultaneous with this transaction the joint venture partner also repaid the $2.8 million mortgage note held by the Operating Partnership. As a result of these transactions the Operating Partnership no longer holds any ownership interest in this joint venture. The results of operations of this joint venture are included in our consolidated financial statements through the February 5, 2013 date of divesture.

Included in the consolidated balance sheets are limited partners’ redeemable operating partnership units. These interests are presented in the “mezzanine” section of the consolidated balance sheet because they do not meet the functional definition of a liability or equity under current accounting literature. These represent the outside ownership interests of the limited partners in the Operating Partnership. At December 31, 2015, there were 168,866 limited partners’ redeemable operating partnership Units outstanding (155,484 at December 31, 2014). These unitholders are entitled to receive distributions per unit equivalent to the dividends declared per share on the Company’s common stock. The Operating Partnership is obligated to redeem each of these limited partnership Units in the Operating Partnership at the request of the holder thereof for cash equal to the fair market value of a share of the Company’s common stock, at the time of such redemption, provided that the Company at its option may elect to acquire any such Unit presented for redemption for one common share or cash. The Operating Partnership accounts for these limited partners’ redeemable Operating Partnership Units under the provisions of EITF D-98, “Classification and Measurement of Redeemable Securities” which was codified in FASB ASC Topic 480-10-S99. The application of the FASB ASC Topic 480-10-S99 accounting model requires the noncontrolling interest to follow normal noncontrolling interest accounting and then be marked to redemption value at the end of each reporting period if higher (but never adjusted below that normal noncontrolling interest accounting amount). The offset to the adjustment to the carrying amount of the noncontrolling redeemable Operating Partnership Units is reflected in general and limited partners’ capital. Accordingly, in the accompanying consolidated balance sheet, limited partners’ redeemable capital interests are reflected at redemption value at December 31, 2015 and 2014, equal to the number of Units outstanding multiplied by the fair market value of the Company’s common stock at that date. Redemption value exceeded the value determined under the Operating Partnership’s historical basis of accounting at those dates.

(Dollars in thousands)	2015	2014
Beginning balance limited partners’ redeemable capital interest	$13,622	$12,940
Redemption of Operating Partnership Units	(1,005)	(6,028)
Redemption value in excess of carrying value	80	570
Issuance of Operating Partnership Units	2,148	2,417
Net income attributable to noncontrolling interests – consolidated joint venture	553	526
Distributions	(555)	(541)
Adjustment to redemption value	3,328	3,738

Ending balance limited partners’ redeemable capital interest	$18,171	$13,622

In 2015 the Operating Partnership issued 23,382 Units with a fair value of $2.1 million to acquire one self-storage property. In 2014 the Operating Partnership issued 28,481 Units with a fair value of $2.4 million to acquire one self-storage property. The fair value of the Units on the date of issuance was determined based upon the fair market value of the Company’s common stock on that date.

Cash and Cash Equivalents: The Operating Partnership considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents. Cash and cash equivalents include $12,000 and $6,000 held in escrow for an encumbered property at December 31, 2015 and 2014, respectively.

Accounts Receivable: Accounts receivable are composed of trade and other receivables recorded at billed amounts and do not bear interest. The allowance for doubtful accounts is the Operating Partnership’s best estimate of the amount of probable uncollectible amounts in the Operating Partnership’s existing accounts receivable. The Operating Partnership determines the allowance based on a number of factors, including experience, credit worthiness of customers, and current market and economic conditions. The Operating Partnership reviews the allowance for doubtful accounts on a regular basis. Account balances are charged against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

The allowance for doubtful accounts is recorded as a reduction of accounts receivable and amounted to $0.4 million, $0.5 million and $0.4 million at December 31, 2015, 2014 and 2013, respectively.

Revenue and Expense Recognition: Rental income is recognized when earned pursuant to month-to-month leases for storage space. Promotional discounts are recognized as a reduction to rental income over the promotional period, which is generally during the first month of occupancy. Rental income received prior to the start of the rental period is included in deferred revenue. Equity in earnings of real estate joint ventures that we have significant influence over is recognized based on our ownership interest in the earnings of these entities.

Cost of operations, general and administrative expense, interest expense and advertising costs are expensed as incurred. For the years ended December 31, 2015, 2014, and 2013, advertising costs were $7.3 million, $6.2 million, and $5.4 million, respectively. The Operating Partnership accrues property taxes based on estimates and historical trends. If these estimates are incorrect, the timing and amount of expense recognition would be affected.

Other Operating Income: Consists primarily of sales of storage-related merchandise (locks and packing supplies), insurance administrative fees, incidental truck rentals, and management and acquisition fees from unconsolidated joint ventures.

Investment in Storage Facilities: Storage facilities are recorded at cost. The purchase price of acquired facilities is allocated to land, land improvements, building, equipment, and in-place customer leases based on the fair value of each component. The fair values of land are determined based upon comparable market sales information. The fair values of buildings are determined based upon estimates of current replacement costs adjusted for depreciation on the properties. For the years ended December 31, 2015, 2014, and 2013, $3.0 million, $7.4 million and $3.1 million of acquisition related costs were incurred and expensed, respectively.

Depreciation is computed using the straight-line method over estimated useful lives of forty years for buildings and improvements, and five to twenty years for furniture, fixtures and equipment. Expenditures for significant renovations or improvements that extend the useful life of assets are capitalized. Interest and other costs incurred during the construction period of major expansions are capitalized. Capitalized interest during the years ended December 31, 2015, 2014, and 2013 was $0.1 million, $0.1 million and $0.1 million, respectively. Repair and maintenance costs are expensed as incurred.

Whenever events or changes in circumstances indicate that the basis of the Operating Partnership’s property may not be recoverable, the Operating Partnership’s policy is to complete an assessment of impairment. Impairment is evaluated based upon comparing the sum of the property’s expected undiscounted future cash flows to the carrying value of the property. If the sum of the undiscounted cash flow is less than the carrying amount, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. For the years ended December 31, 2015, 2014 and 2013, no assets had been determined to be impaired under this policy.

In general, sales of real estate and related profits / losses are recognized when all consideration has changed hands and risks and rewards of ownership have been transferred.

Other Assets: Included in other assets are net deferred financing costs related to our revolving line of credit facility, property deposits, and the value placed on in-place customer leases at the time of acquisition. Property deposits at December 31, 2015 and 2014 were $5.9 million and $0.8 million, respectively.

The Operating Partnership allocates a portion of the purchase price of acquisitions to in-place customer leases. The methodology used to determine the fair value of in-place customer leases is disclosed in Note 9. The Operating Partnership amortizes in-place customer leases on a straight-line basis over 12 months (the estimated future benefit period).

Investment in Unconsolidated Joint Ventures: The Operating Partnership’s investment in unconsolidated joint ventures, where the Operating Partnership has significant influence, but not control and joint ventures which are variable interest entities in which the Operating Partnership is not the primary beneficiary, are recorded under the equity method of accounting in the accompanying consolidated financial statements. Under the equity method, the Operating Partnership’s investment in unconsolidated joint ventures is stated at cost and adjusted for the Operating Partnership’s share of net earnings or losses and reduced by distributions.

Equity in earnings of unconsolidated joint ventures is generally recognized based on the Operating Partnership’s ownership interest in the earnings of each of the unconsolidated joint ventures. For the purposes of presentation in the statement of cash flows, the Operating Partnership follows the “look through” approach for classification of distributions from joint ventures. Under this approach, distributions are reported under operating cash flow unless the facts and circumstances of a specific distribution clearly indicate that it is a return of capital (e.g., a liquidating dividend or distribution of the proceeds from the joint venture’s sale of assets), in which case it is reported as an investing activity.

Accounts Payable and Accrued Liabilities: Accounts payable and accrued liabilities consists primarily of trade payables, accrued interest, and property tax accruals.

Income Taxes: The Company qualifies as a REIT under the Internal Revenue Code of 1986, as amended, and will generally not be subject to corporate income taxes to the extent it distributes its taxable income to its shareholders and complies with certain other requirements.

The Company has elected to treat one of its subsidiaries as a taxable REIT subsidiary. In general, the Company’s taxable REIT subsidiary may perform additional services for tenants and generally may engage in certain real estate or non-real estate related business. A taxable REIT subsidiary is subject to corporate federal and state income taxes. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities.

For the years ended December 31, 2015, 2014 and 2013, the Operating Partnership recorded federal and state income tax expense of $1.3 million, $0.9 million and $0.9 million, respectively. The 2015 income tax expense includes current expense of $0.7 million and deferred tax expense of $0.6 million. At December 31, 2015 and 2014, there were no material unrecognized tax benefits. Interest and penalties relating to uncertain tax positions will be recognized in income tax expense when incurred. As of December 31, 2015 and 2014, the Operating Partnership had no interest or penalties related to uncertain tax provisions. Net income taxes payable and the deferred tax liability of our taxable REIT subsidiary are classified within accounts payable and accrued liabilities, and the prepaid taxes are classified within prepaid expenses in the consolidated balance sheet. As of December 31, 2015, the Company’s taxable REIT subsidiary has current prepaid taxes of $0.2 million and a deferred tax liability of $1.2 million. As of December 31, 2014, the Company’s taxable REIT subsidiary had current prepaid taxes of $0.5 million and a deferred tax liability of $1.3 million.

Derivative Financial Instruments: The Operating Partnership accounts for derivatives in accordance with ASC Topic 815 “Derivatives and Hedging”, which requires companies to carry all derivatives on the balance sheet at fair value. The Operating Partnership determines the fair value of derivatives using an income approach. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, the reason for holding it. The Operating Partnership’s use of derivative instruments is limited to cash flow hedges of certain interest rate risks.

Recent Accounting Pronouncements: In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers,” which supersedes the revenue recognition requirements in “Revenue Recognition (Topic 605),” and requires an entity to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. ASU 2014-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. The Operating Partnership has the option to apply the provisions of ASU 2014-09 either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the new guidance recognized at the date of initial application. The Operating Partnership has not yet completed its assessment of the impact that the adoption of ASU 2014-09 will have on its consolidated financial statements.

In June 2014, the FASB issued ASU 2014-12, “Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period,” which requires a reporting entity to treat a performance target that affects vesting and that could be achieved after the requisite service period as a performance condition. ASU 2014-12 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015. Early adoption is permitted. ASU 2014-12 may be adopted either prospectively for share-based payment awards granted or modified on or after the effective date, or retrospectively, using a modified retrospective approach. The modified retrospective approach would apply to share-based payment awards outstanding as of the beginning of the earliest annual period presented in the financial statements on adoption, and to all new or modified awards thereafter. The Operating Partnership does not expect the adoption of ASU 2014-12 to have a material impact on its consolidated financial statements.

In February 2015, the FASB issued ASU No. 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis.” This ASU is effective for annual reporting periods beginning after December 15, 2015 including interim periods within that reporting period. ASU 2015-02 amends the current consolidation model specifically as it relates to variable interest entities (“VIE’s”) and provides reporting entities with a revised consolidation analysis procedure. The Operating Partnership is currently evaluating the impact that the adoption of this guidance will have on its financial position, results of operations, comprehensive income, cash flows and/or disclosures.

In September 2015, the FASB issued ASU No. 2015-16, “Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. ASU 2015-16 requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. ASU 2015-16 is effective for fiscal years, and interim reporting periods within those fiscal years, beginning after December 15, 2015. The Operating Partnership is still evaluating the impact that the adoption of ASU 2015-16 will have on its consolidated financial statements.

In April 2014, the FASB issued ASU 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360): Reporting Discontinued Operations and disclosures of Components of an Entity”. Under this ASU, only disposals representing a strategic shift in operations should be presented as discontinued operations. Those strategic shifts should have a major effect on the organization’s operations and financial results. The ASU also requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. It is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014, with early adoption permitted. The Operating Partnership adopted this guidance effective January 1, 2014 and the adoption is expected to significantly reduce the classification of property sales by the Operating Partnership as discontinued operations.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. This guidance revises existing practice related to accounting for leases under Accounting Standards Codification Topic 840 Leases (ASC 840) for both lessees and lessors. The new guidance in ASU 2016-02 requires lessees to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The lease liability will be equal to the present value of lease payments and the right-of-use asset will be based on the lease liability, subject to adjustment such as for initial direct costs. For income statement purposes, the new standard retains a dual model similar to ASC 840, requiring leases to be classified as either operating or finance. For lessees, operating leases will result in straight-line expense (similar to current accounting by lessees for operating leases under ASC 840) while finance leases will result in a front-loaded expense pattern (similar to current accounting by lessees for capital leases under ASC 840). While the new standard maintains similar accounting for lessors as under ASC 840, the new standard reflects updates to, among other things, align with certain changes to the lessee model. ASU 2016-02 is effective for fiscal years and interim periods, within those years, beginning after December 15, 2018. Early adoption is permitted for all entities. The Company has not yet completed its assessment of the impact that the adoption of ASU 2016-02 will have on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-06, “Derivatives and Hedging (Topic 815): Contingent Put and Call Options in Debt Instruments”. ASU 2016-06 simplifies the embedded derivative analysis for debt instruments containing contingent call or put options by removing the requirement to assess whether a contingent event is related to interest rates or credit risks. The new standard will be effective for us on January 1, 2017. The Company has not yet completed its assessment of the impact that the adoption of ASU 2016-06 will have on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-07, “Investments - Equity Method and Joint Ventures (Topic 323): Simplifying the Transition to the Equity Method of Accounting”. ASU 2016-07 eliminates the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an adjustment must be made to the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. The new standard will be effective for us on January 1, 2017. The Company has not yet completed its assessment of the impact that the adoption of ASU 2016-07 will have on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” as part of its simplification initiative, which involves several aspects of accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The amendments in this update are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The Company has not yet completed its assessment of the impact that the adoption of ASU 2016-09 will have on its consolidated financial statements.

Stock-Based Compensation: The Operating Partnership accounts for stock-based compensation under the provisions of ASC Topic 718, “Compensation - Stock Compensation”. The Operating Partnership recognizes compensation cost in its financial statements for all share based payments granted, modified, or settled during the period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the related vesting period.

The Operating Partnership recorded compensation expense (included in general and administrative expense) of $210,000, $223,000 and $301,000 related to stock options and $6.3 million, $4.6 million and $2.9 million related to amortization of non-vested stock grants for the years ended December 31, 2015, 2014 and 2013, respectively. The Operating Partnership uses the Black-Scholes Merton option pricing model to estimate the fair value of stock options granted subsequent to the adoption of ASC Topic 718. The application of this pricing model involves assumptions that are judgmental and sensitive in the determination of compensation expense. The weighted average for key assumptions used in determining the fair value of options granted during 2015 are as follows:

Weighted Average
Expected life (years)	4.50
Risk free interest rate	1.57%
Expected volatility	19.90%
Expected dividend yield	3.71%
Fair value	$9.90

The weighted-average fair value of options granted during the years ended December 31, 2014 and 2013, were $10.04 and $13.95, respectively.

To determine expected volatility, the Operating Partnership uses historical volatility based on daily closing prices of the Company’s Common Stock over periods that correlate with the expected terms of the options granted. The risk-free rate is based on the United States Treasury yield curve at the time of grant for the expected life of the options granted. Expected distributions are based on the Operating Partnership’s history and expectation of distribution payouts. The expected life of stock options is based on the midpoint between the vesting date and the end of the contractual term.

During 2015, 2014 and 2013, we issued performance based non-vested stock awards to certain executives. The fair value for the performance based awards in 2015, 2014 and 2013 was estimated at the time the awards were granted using a Monte Carlo pricing model applying the following assumptions:

	2015	2014	2013
Expected life (years)	3.0	3.0	3.0
Risk free interest rate	1.33%	1.18%	0.64%
Expected volatility	18.88%	18.42%	24.78%
Fair value	$101.43	$46.95	$35.32

The Monte Carlo pricing model was not used to value any other 2015, 2014 and 2013 non-vested shares granted as no market conditions were present in these awards. The value of these other non-vested shares was equal to the stock price on the date of grant.

Reclassification: As noted below, certain amounts in the 2014 and 2013 financial statements have been reclassified to conform with the current year presentation.

Internet advertising expense, which had been included in the general and administrative expense line in prior year financial statements, has been reclassified to property operations and maintenance expense to conform with the current year presentation. The Operating Partnership believes the classification of internet advertising expenses as property operations and maintenance expense is more consistent with industry trends. The amount of internet advertising expense that was reclassified for the years December 31, 2014 and 2013 was $5.6 million and $4.8 million, respectively.

Use of Estimates: The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.	EARNINGS PER UNIT

The Operating Partnership reports earnings per unit data in accordance with ASC Topic 260, “Earnings Per Share.” Effective January 1, 2009, FASB ASC Topic 260 was updated for the issuance of FASB Staff Position (“FSP”) EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”, or FSP EITF 03-6-1, with transition guidance included in FASB ASC Topic 260-10-65-2. Under FSP EITF 03-6-1, unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents, whether paid or unpaid, are participating securities and shall be included in the computation of earnings-per-unit pursuant to the two-class method. The Operating Partnership has calculated its basic and diluted earnings per unit using the two-class method. The following table sets forth the computation of basic and diluted earnings per common unit utilizing the two-class method.

	Year Ended December 31,
(Amounts in thousands, except per unit data)	2015	2014	2013
Numerator:
Net income from continuing operations attributable to common unitholders	$112,524	$88,531	$71,023

Denominator:
Denominator for basic earnings per unit - weighted average units	35,379	33,019	31,297
Effect of Dilutive Securities:
Stock options and non-vested stock	222	172	156

Denominator for diluted earnings per unit - adjusted weighted average units and assumed conversion	35,601	33,191	31,453

Basic Earnings per Common Unit from continuing operations attributable to common unitholders	$3.18	$2.68	$2.27
Basic Earnings per Common Unit attributable to common unitholders	$3.18	$2.68	$2.37

Diluted Earnings per Common Unit from continuing operations attributable to common unitholders	$3.16	$2.67	$2.26
Diluted Earnings per Common Unit attributable to common unitholders	$3.16	$2.67	$2.36

Not included in the effect of dilutive securities above are 5,500 stock options and 152,835 unvested restricted shares for the year ended December 31, 2015; and 5,000 stock options and 151,474 unvested restricted shares for the year ended December 31, 2014; and 2,000 stock options and 112,664 unvested restricted shares for the year ended December 31, 2013, because their effect would be antidilutive.

4.	INVESTMENT IN STORAGE FACILITIES

The following summarizes activity in storage facilities during the years ended December 31, 2015 and December 31, 2014.

(Dollars in thousands)	2015	2014
Cost:
Beginning balance	$2,177,983	$1,864,637
Acquisition of storage facilities	278,572	286,691
Improvements and equipment additions	39,807	40,137
Increase (decrease) in construction in progress	2,239	(5,040)
Dispositions and impairments	(6,899)	(8,442)

Ending balance	$2,491,702	$2,177,983

Accumulated Depreciation:
Beginning balance	$411,701	$366,472
Additions during the year	55,101	47,656
Dispositions and impairments	(1,607)	(2,427)

Ending balance	$465,195	$411,701

The Operating Partnership acquired 27 facilities during 2015. The four facilities acquired in Connecticut and New York on February 2, 2015 had been leased by the Operating Partnership since November 1, 2013. The acquisitions of these four stores and three stores that were acquired at certificate of occupancy were accounted for as asset acquisitions. The cost of these seven stores, including closing costs, was assigned to their land, building, equipment and improvements components based upon their relative fair values. The assets and liabilities of the other 20 storage facilities acquired in 2015, which primarily consist of tangible and intangible assets, are measured at fair value on the date of acquisition in accordance with the principles of FASB ASC Topic 820, “Fair Value Measurements and Disclosures” and were accounted for as business combinations in accordance with the principles of FASB ASC Topic 805 “Business Combinations.” The purchase price of the 27 facilities acquired in 2015 and the 33 facilities acquired in 2014 has been assigned as follows (as of December 31, 2015 the purchase price assignments relating to the facilities acquired during the second half of 2015 are preliminary):

(dollars in thousands)				Consideration paid			Acquisition Date Fair Value
State	Number of Properties	Date of Acquisition	Purchase Price	Cash Paid	Value of Operating Partnership Units Issued	Net Other Liabilities (Assets) Assumed	Land	Building, Equipment, and Improvements	In-Place Customer Leases	Closing Costs Expensed
2015
Connecticut	2	2/2/2015	$61,116	$62,377	$—	$(1,261)	$19,389	$41,727	$—	$—
New York	2	2/2/2015	57,900	59,103	—	(1,203)	10,084	47,816	—	—
Illinois	1	2/5/2015	6,800	6,652	—	148	2,579	4,066	155	146
Illinois	1	3/9/2015	8,690	6,466	2,148	76	1,719	6,971	—	—
Florida	1	4/1/2015	6,290	6,236	—	54	1,793	4,382	115	359
Texas	1	4/16/2015	8,800	8,713	—	87	3,864	4,777	159	140
Florida	1	4/21/2015	8,750	8,687	—	63	2,118	6,501	131	122
Florida	4	5/1/2015	32,465	32,279	—	186	12,184	19,672	609	516
Arizona	1	6/16/2015	7,904	7,904	—	—	852	7,052	—	—
Massachusetts	1	6/19/2015	10,291	10,286	—	5	2,110	8,181	—	—
New York	4	8/25/2015	17,900	17,690	—	210	4,685	12,826	389	409
North Carolina	1	9/1/2015	3,775	3,762	—	13	718	2,977	80	80
South Carolina	6	9/1/2015	44,000	43,564	—	436	17,461	25,644	895	684
Pennsylvania	1	12/30/2015	6,550	6,541	—	9	1,926	4,498	126	190

Total acquired 2015	27		$281,231	$280,260	$2,148	$(1,177)	$81,482	$197,090	$2,659	$2,646

2014
Florida	2	1/9/2014	$54,000	$53,599	$—	$401	$23,309	$29,867	$824	$1,674
Texas	1	1/17/2014	9,000	8,962	—	38	3,999	4,856	145	216
Texas	1	2/10/2014	8,900	8,857	—	43	2,235	6,564	101	204
Maine	2	2/11/2014	14,750	14,602	—	148	2,639	11,824	287	409
Illinois	1	3/31/2014	8,700	8,582	—	118	1,837	6,724	139	224
Illinois	1	5/5/2014	5,500	5,487	—	13	598	4,902	—	45
Texas	1	5/13/2014	6,075	6,017	—	58	2,000	3,935	140	181
Missouri	7	5/22/2014	35,050	34,786	—	264	9,420	24,835	795	622
New Jersey	1	6/5/2014	12,600	12,526	—	74	5,161	7,201	238	281
New York	1	6/11/2014	8,000	7,988	—	12	1,741	6,106	153	202
New Jersey	1	6/12/2014	2,500	2,431	—	69	—	2,319	181	64
Georgia	1	6/12/2014	7,700	7,616	—	84	2,263	5,293	144	179
New Jersey	3	6/18/2014	18,325	18,221	—	104	2,543	15,377	405	542
New Jersey	1	7/10/2014	11,590	11,572	—	18	1,512	9,880	198	321
Florida	1	8/28/2014	10,200	10,111	—	89	2,958	7,055	187	184
Virginia	1	9/5/2014	6,400	6,373	—	27	2,349	3,947	104	267
Texas	1	9/10/2014	11,200	11,046	—	154	2,658	8,299	243	196
Tennessee	1	9/18/2014	6,550	6,535	—	15	759	5,749	42	144
Louisiana	1	10/10/2014	16,750	16,630	—	120	5,771	10,697	282	238
Florida	1	10/21/2014	11,250	11,119	—	131	6,091	4,971	188	495
Texas	1	10/28/2014	13,125	13,095	—	30	4,196	8,721	208	267
Illinois	1	11/14/2014	5,750	3,239	2,417	94	889	4,850	11	206
Texas	1	12/18/2014	8,000	7,937	—	63	1,598	6,193	209	197

Total acquired 2014	33		$291,915	$287,331	$2,417	$2,167	$86,526	$200,165	$5,224	$7,358

All of the properties acquired were purchased from unrelated third parties. The operating results of the four facilities which had been leased since November 1, 2013 have been included in the Operating Partnership’s operations since that date. The operating results of the other facilities acquired have been included in the Operating Partnership’s operations since the respective acquisition dates. Of the $280.3 million paid at closing for the properties acquired during 2015, $250,000 represented deposits that were paid in 2014 when certain of these properties originally went under contract. In addition to the closing costs expensed on 2015 acquisitions, the Operating Partnership also incurred $345,000 of acquisition costs in 2015 related to facilities acquired in 2016. Non-cash investing activities during 2015 include the issuance of $2.1 million in Operating Partnership Units, the assumption of $1.3 million of other net liabilities and $2.5 million for the settlement of a straight-line rent liability in connection with the acquisition of self-storage facilities.

The Operating Partnership measures the fair value of in-place customer lease intangible assets based on the Operating Partnership’s experience with customer turnover. The Operating Partnership amortizes in-place customer leases on a straight-line basis over 12 months (the estimated future benefit period). In-place customer leases are included in other assets on the Operating Partnership’s balance sheet as follows:

(Dollars in thousands)	2015	2014
In-place customer leases	$22,320	$19,867
Accumulated amortization	(21,017)	(17,663)

Net carrying value at December 31,	$1,303	$2,204

Amortization expense related to in-place customer leases was $3.4 million, $4.1 million, and $3.3 million for the years ended December 31, 2015, 2014, and 2013, respectively. Amortization expense on 2015 acquisitions is expected to be $1.3 million in 2016.

As noted above, during 2014, the Operating Partnership acquired 33 properties. The following unaudited pro forma information is based on the combined historical financial statements of the Operating Partnership and the 33 properties acquired, and presents the Operating Partnership’s results as if the acquisitions had occurred as of January 1, 2013:

(dollars in thousands)	2015	2014	2013
Total revenues	$366,602	$337,168	$300,589
Net income attributable to common unitholders	$114,733	$99,093	$63,098
Earnings per common unit
Basic	$3.24	$2.94	$1.87
Diluted	$3.22	$2.93	$1.86

Property Dispositions

During 2015 the Operating Partnership sold three non-strategic properties purchased in 2014 and 2015 with a carrying value of $5.1 million and received cash proceeds of $4.6 million, resulting in a $0.5 million loss on sale. During 2014 the Operating Partnership sold two properties with a carrying value of $5.8 million and received cash proceeds of $11.0 million, resulting in a $5.2 million gain on sale. The following table summarizes the revenues and expenses up to the dates of sale of the five properties sold in 2015 and 2014 that are included in the Operating Partnership’s consolidated statements of operations for 2015, 2014 and 2013.

(dollars in thousands)	2015	2014	2013
Total revenues	$235	$1,422	$1,480
Property operations and maintenance expense	(114)	(332)	(362)
Real estate tax expense	(18)	(180)	(187)
Depreciation and amortization expense	(81)	(169)	(179)
(Loss) gain on sale of storage facilities	(494)	5,176	—

	$(472)	$5,917	$752

5.	DISCONTINUED OPERATIONS

In the 4th quarter of 2013, the Operating Partnership sold four non-strategic storage facilities in Florida (2), Ohio (1), and Virginia (1) for net proceeds of approximately $11.7 million resulting in a gain of approximately $2.4 million. The operations of these facilities and the loss or gain on sale are reported as discontinued operations. Cash flows of discontinued operations have not been segregated from the cash flows of continuing operations on the accompanying consolidated statement of cash flows for the years ended December 31, 2013. The Operating Partnership did not report any dispositions of facilities as discontinued operations in 2015 or 2014. The following is a summary of the amounts reported as discontinued operations in 2013:

Year Ended December 31,
(dollars in thousands)	2013
Total revenue	$1,726
Property operations and maintenance expense	(576)
Real estate tax expense	(145)
Depreciation and amortization expense	(313)
Net realized gain (loss) on sale of property	2,431

Total income from discontinued operations	$3,123

Income from continuing operations attributable to common unitholders was $71.0 million in 2013. Income from discontinued operations attributable to common unitholders was $3.1 million in 2013.

6.	UNSECURED LINE OF CREDIT AND TERM NOTES

Borrowings outstanding on our unsecured line of credit and term notes are as follows:

	Dec. 31,	Dec. 31,
(Dollars in thousands)	2015	2014
Revolving line of credit borrowings	$79,000	$49,000

Term note due April 13, 2016	150,000	150,000
Term note due June 4, 2020	325,000	325,000
Term note due August 5, 2021	100,000	100,000
Term note due April 8, 2024	175,000	175,000

Total term notes payable	$750,000	$750,000

On December 10, 2014, the Operating Partnership amended its existing unsecured credit agreement. As part of the amended agreement, the Operating Partnership increased its revolving credit limit from $175 million to $300 million. The interest rate on the revolving credit facility bears interest at a variable rate equal to LIBOR plus a margin based on the Operating Partnership’s credit rating (at December 31, 2015 the margin is 1.30%), and requires a 0.20% facility fee. The amended agreement also reduced the interest rate on the $325 million unsecured term note maturing June 4, 2020, with the term note bearing interest at LIBOR plus a margin based on the Operating Partnership’s credit rating (at December 31, 2015 the margin is 1.40%). The interest rate at December 31, 2015 on the Operating Partnership’s line of credit was approximately 1.72% (1.46% at December 31, 2014). At December 31, 2015, there was $221 million available on the unsecured line of credit. The revolving line of credit has a maturity date of December 10, 2019. The amended agreement also provides for an increase in the revolving credit facility and the bank term notes at the Operating Partnership’s request to an aggregate amount up to $850 million. In January 2016, the Operating Partnership exercised the expansion feature and increased the revolving credit limit from $300 million to $500 million.

In connection with the execution of the amendment to our unsecured credit agreement, it was determined that the borrowing capacity of nine of the lenders participating in the revolving line of credit exceeded their borrowing capacities prior to the amendment. As a result, for these nine lenders the unamortized deferred financing costs associated with the agreement prior to its amendment remain deferred and are being amortized to interest expense over the term of the newly amended agreement. Fees and other costs paid to execute the amendment relating to the revolving line of credit totaling $1.3 million were recorded as additional deferred financing costs and are being amortized to interest expense over the term of the newly amended agreement.

The Operating Partnership paid $1.0 million in fees to lenders for their commitments under the unsecured term note portion of the newly amended agreement. These lenders’ commitments were determined to be a modification of their unsecured term note commitments prior to the amendment. Such costs were recorded as additional deferred financing costs and are being amortized to interest expense over the term of the newly amended agreement. In addition, for the nine continuing lenders’ the previously unamortized deferred financing costs associated with the unsecured term note commitments prior to the amendment remain deferred and are being amortized to interest expense over the term of the newly amended agreement.

On April 8, 2014, the Operating Partnership entered into a $175 million term note maturing April 2024 bearing interest at a fixed rate of 4.533%. The interest rate on the term note increases to 6.283% if the Operating Partnership is not rated by at least one rating agency or if the Operating Partnership’s credit rating is downgraded. The proceeds from this term note were used to repay the $115 million outstanding on the Operating Partnership’s line of credit at April 8, 2014, with the excess proceeds used for acquisitions.

In 2011, the Operating Partnership entered into a $100 million term note maturing August 5, 2021 bearing interest at a fixed rate of 5.54%. The interest rate on the term note increases to 7.29% if the notes are not rated by at least one rating agency, the credit rating on the notes is downgraded or if the Operating Partnership’s credit rating is downgraded. The proceeds from this term note were used to fund acquisitions and investments in unconsolidated joint ventures.

The Operating Partnership has maintained a $150 million unsecured term note maturing April 26, 2016 bearing interest at 6.38%. The interest rate on the $150 million unsecured term note increases to 8.13% if the notes are not rated by at least one rating agency, the credit rating on the notes is downgraded or the Operating Partnership’s credit rating is downgraded. The Operating Partnership used a draw on the line of credit to pay off the balance of this note on April 26, 2016.

During April 2015, the FASB issued ASU No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, which amends the requirements for the presentation of debt issuance costs and requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. ASU No. 2015-03 is effective for fiscal years beginning after December 15, 2015 and interim periods within those fiscal years and is to be applied retrospectively to all periods presented. Consistent with the guidance in ASU 2015-03, there are $3.4 million and $4.1 million of debt issuance costs represented as a reduction of term notes in our accompanying consolidated balance sheets at December 31, 2015 and 2014, respectively. The implementation of this update had no effect on our results of operations or cash flows.

In August 2015, the FASB issued Accounting Standards Update 2015-15, “Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements” (“ASU 2015-15”). ASU 2015-15 codifies an SEC staff announcement that entities are permitted to defer and present debt issuance costs related to line-of-credit arrangements as assets. ASU No. 2015-15 is effective for fiscal years, beginning after December 15, 2015 and interim periods within those fiscal years. The implementation of this update did not result in any change to our consolidated financial statements.

Amortization expense related to deferred financing costs was $1.2 million, $0.9 million and $0.8 million for the periods ended December 31, 2015, 2014 and 2013, respectively, and is included in interest expense in the consolidated statement of operations.

The line of credit and term notes require the Operating Partnership to meet certain financial covenants, measured on a quarterly basis, including prescribed leverage, fixed charge coverage, minimum net worth, limitations on additional indebtedness and limitations on distribution payouts. At December 31, 2015, the Operating Partnership was in compliance with its debt covenants.

We believe that if operating results remain consistent with historical levels and levels of other debt and liabilities remain consistent with amounts outstanding at December 31, 2015 the entire availability on the line of credit could be drawn without violating our debt covenants.

The Operating Partnership’s fixed rate term notes contain a provision that allows for the noteholders to call the debt upon a change of control of the Operating Partnership at an amount that includes a make whole premium based on rates in effect on the date of the change of control.

7.	MORTGAGES PAYABLE AND DEBT MATURITIES

Mortgages payable at December 31, 2015 and 2014 consist of the following:

(dollars in thousands)	December 31, 2015	December 31, 2014
5.99% mortgage notes due May 1, 2026, secured by 1 self-storage facility with an aggregate net book value of $4.3 million, principal and interest paid monthly (effective interest rate 6.20%)	1,993	2,127

Total mortgages payable	$1,993	$2,127

The table below summarizes the Operating Partnership’s debt obligations and interest rate derivatives at December 31, 2015. The estimated fair value of financial instruments is subjective in nature and is dependent on a number of important assumptions, including discount rates and relevant comparable market information associated with each financial instrument.

The fair value of the fixed rate term notes and mortgage notes were estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. These assumptions are considered Level 2 inputs within the fair value hierarchy as described in Note 9. The carrying values of our variable rate debt instruments approximate their fair values as these debt instruments bear interest at current market rates that approximate market participant rates. This is considered a Level 2 input within the fair value hierarchy. The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts. Accordingly, the estimates presented below are not necessarily indicative of the amounts the Operating Partnership would realize in a current market exchange.

	Expected Maturity Date Including Discount
(dollars in thousands)	2016	2017	2018	2019	2020	Thereafter	Total	Fair Value
Line of credit - variable rate LIBOR + 1.30% (1.72% at December 31, 2015)	—	—	—	$79,000	—	—	$79,000	$79,000

Notes Payable:
Term note - fixed rate 6.38%	$150,000	—	—	—	—	—	$150,000	$156,962
Term note - variable rate LIBOR+1.40% (1.70% at December 31, 2015)	—	—	—	—	325,000	—	$325,000	$325,000
Term note - fixed rate 5.54%	—	—	—	—	—	$100,000	$100,000	$111,988
Term note - fixed rate 4.533%	—	—	—	—	—	$175,000	$175,000	$175,295
Mortgage note - fixed rate 5.99%	$142	$151	$160	$170	$181	$1,189	$1,993	$2,147
Interest rate derivatives – asset	—	—	—	—	—	—	—	$(550)
Interest rate derivatives – liability	—	—	—	—	—	—	—	$15,343

8.	DERIVATIVE FINANCIAL INSTRUMENTS

Interest rate swaps are used to adjust the proportion of total debt that is subject to variable interest rates. The interest rate swaps require the Operating Partnership to pay an amount equal to a specific fixed rate of interest times a notional principal amount and to receive in return an amount equal to a variable rate of interest times the same notional amount. The notional amounts are not exchanged. Forward starting interest rate swaps are also used by the Operating Partnership to hedge the risk of changes in the interest-related cash outflows associated with the potential issuance of long-term debt. No other cash payments are made unless the contract is terminated prior to its maturity, in which case the contract would likely be settled for an amount equal to its fair value. The Operating Partnership enters into interest rate swaps with a number of major financial institutions to minimize counterparty credit risk.

The interest rate swaps qualify and are designated as hedges of the amount of future cash flows related to interest payments on variable rate debt. Therefore, the interest rate swaps are recorded in the consolidated balance sheet at fair value and the related gains or losses are deferred in partners’ capital as Accumulated Other Comprehensive Loss (“AOCL”). These deferred gains and losses are recognized in interest expense during the period or periods in which the related interest payments affect earnings. However, to the extent that the interest rate swaps are not perfectly effective in offsetting the change in value of the interest payments being hedged, the ineffective portion of these contracts is recognized in earnings immediately. Ineffectiveness was de minimis in 2015, 2014, and 2013.

The Operating Partnership has interest rate swap agreements in effect at December 31, 2015 as detailed below to effectively convert a total of $325 million of variable-rate debt to fixed-rate debt, and a $50 million notional pre-issuance swap agreement to hedge the risk of changes in interest-related cash outflows associated with a potential issuance of long-term debt.

Notional Amount	Effective Date	Expiration Date	Fixed Rate Paid	Floating Rate Received
$125 Million	9/1/2011	8/1/18	2.3700%	1 month LIBOR
$100 Million	12/30/11	12/29/17	1.6125%	1 month LIBOR
$100 Million	9/4/13	9/4/18	1.3710%	1 month LIBOR
$100 Million	12/29/17	11/29/19	3.9680%	1 month LIBOR
$125 Million	8/1/18	6/1/20	4.1930%	1 month LIBOR
$50 Million	5/31/16	5/31/2026	2.1560%	3 month LIBOR

The interest rate swap agreements are the only derivative instruments, as defined by FASB ASC Topic 815 “Derivatives and Hedging”, held by the Operating Partnership. During 2015, 2014, and 2013, the net reclassification from AOCL to interest expense was $5.2 million, $5.5 million and $5.3 million, respectively, based on payments made under the swap agreements. Based on current interest rates, the Operating Partnership estimates that payments under the interest rate swaps will be approximately $4.6 million in 2016. Payments made under the interest rate swap agreements will be reclassified to interest expense as settlements occur. The fair value of the swap agreements, including accrued interest, was an asset of $550,000 and a liability of $15.3 million at December 31, 2015, and a liability of $13.3 million at December 31, 2014.

The Operating Partnership’s agreements with its interest rate swap counterparties contain provisions pursuant to which the Operating Partnership could be declared in default of its derivative obligations if the Operating Partnership defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender. The interest rate swap agreements also incorporate other loan covenants of the Operating Partnership. Failure to comply with the loan covenant provisions would result in the Operating Partnership being in default on the interest rate swap agreements. As of December 31, 2015, the Operating Partnership had not posted any collateral related to the interest rate swap agreements. If the Operating Partnership had breached any of these provisions as of December 31, 2015, it could have been required to settle its obligations under the agreements at their net termination value of $14.8 million.

The changes in AOCL for the years ended December 31, 2015, 2014 and 2013 are summarized as follows:

(dollars in thousands)	Jan. 1, 2015 to Dec. 31, 2015	Jan. 1, 2014 to Dec. 31, 2014	Jan. 1, 2013 to Dec. 31, 2013
Accumulated other comprehensive loss beginning of period	$(13,005)	$(6,402)	$(15,242)
Realized loss reclassified from accumulated other comprehensive loss to interest expense	5,229	5,506	5,299
Unrealized gain (loss) from changes in the fair value of the effective portion of the interest rate swaps	(6,639)	(12,109)	3,541

(Loss) gain included in other comprehensive loss	(1,410)	(6,603)	8,840

Accumulated other comprehensive loss end of period	$(14,415)	$(13,005)	$(6,402)

9.	FAIR VALUE MEASUREMENTS

The Operating Partnership applies the provisions of ASC Topic 820 “Fair Value Measurements and Disclosures” in determining the fair value of its financial and nonfinancial assets and liabilities. ASC Topic 820 establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration. Level 3 inputs are unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

Refer to Note 7 for presentation of the fair values of debt obligations which are disclosed at fair value on a recurring basis.

The following table provides the assets and liabilities carried at fair value measured on a recurring basis as of December 31, 2015 (in thousands):

	Asset (Liability)	Level 1	Level 2	Level 3
Interest rate swaps	550	—	550	—
Interest rate swaps	(15,343)	—	(15,343)	—

Interest rate swaps are over the counter securities with no quoted readily available Level 1 inputs, and therefore are measured at fair value using inputs that are directly observable in active markets and are classified within Level 2 of the valuation hierarchy, using the income approach.

During 2015, assets and liabilities measured at fair value on a non-recurring basis included the assets acquired and liabilities assumed in connection with the acquisition of 20 storage facilities accounted for as business combinations under FASB Topic 805 (see note 4). To determine the fair value of land, the Operating Partnership used prices per acre derived from observed transactions involving comparable land in similar locations, which is considered a Level 2 input. To determine the fair value of buildings, equipment and improvements, the Operating Partnership used current replacement cost based on information derived from construction industry data by geographic region which is considered a Level 2 input. The replacement cost is then adjusted for the age, condition, and economic obsolescence associated with these assets, which are considered Level 3 inputs. The fair value of in-place customer leases is based on the rent lost due to the amount of time required to replace existing customers which is based on the Operating Partnership’s historical experience with turnover at its facilities, which is a Level 3 input. Other assets acquired and liabilities assumed in the acquisitions consist primarily of prepaid or accrued real estate taxes and deferred revenues from advance monthly rentals paid by customers. The fair values of these assets and liabilities are based on their carrying values as they typically turn over within one year from the acquisition date and these are Level 3 inputs.

10.	STOCK BASED COMPENSATION

The Company established the 2015 Award and Option Plan (the “2015 Plan”) which replaced the expired 2005 Award and Option Plans for the purpose of attracting and retaining the Company’s executive officers and other key employees, such plans being the “Plans”. There were 561,000 shares authorized for issuance under the 2015 Plan. Options granted under the Plans vest ratably over four and eight years, and must be exercised within ten years from the date of grant. The exercise price for qualified incentive stock options must be at least equal to the fair market value of the common shares at the date of grant. As of December 31, 2015, options for 77,206 shares were outstanding under the Plans and options for 494,193 shares of common stock were available for future issuance. The Company may also grant other stock-based awards under the 2015 Plan, including restricted stock and performance-based awards.

The Company also established the 2009 Outside Directors’ Stock Option and Award Plan (the “Non-employee Plan”) which replaced the 1995 Outside Directors’ Stock Option Plan for the purpose of attracting and retaining the services of experienced and knowledgeable outside directors. The Non-employee Plan provides for the initial granting of options to purchase 3,500 shares of common stock and for the annual granting of options to purchase 2,000 shares of common stock to each eligible director. Such options vest over a one-year period for initial awards and immediately upon subsequent grants. In addition, each outside director receives non-vested shares annually equal to 80% of the annual fees paid to them. During the restriction period, the non-vested shares may not be sold, transferred, or otherwise encumbered. The holder of the non-vested shares has all rights of a holder of common shares, including the right to vote and receive dividends. During 2015, 1,396 non-vested shares were issued to outside directors. Such non-vested shares vest over a one-year period. The total shares reserved under the Non-employee Plan is 150,000. The exercise price for options granted under the Non-employee Plan is equal to the fair market value at the date of grant. As of December 31, 2015, options for 18,500 common shares and 15,120 of non-vested shares were outstanding under the Non-employee Plans. As of December 31, 2015 options for 72,880 shares of common stock were available for future issuance.

A summary of the Company’s stock option activity and related information for the years ended December 31 follows:

	2015		2014		2013
	Options	Weighted average exercise price	Options	Weighted average exercise price	Options	Weighted average exercise price
Outstanding at beginning of year:	115,606	$48.54	130,568	$44.82	273,248	$43.45
Granted	11,000	91.58	14,000	76.01	8,000	69.90
Exercised	(30,900)	52.87	(27,462)	45.34	(160,515)	43.72
Adjusted / (forfeited)	—	—	(1,500)	40.07	9,835	36.37

Outstanding at end of year	95,706	$52.08	115,606	$48.54	130,568	$44.82

Exercisable at end of year	63,815	$48.73	67,316	$49.18	60,382	$46.85

A summary of the Company’s stock options outstanding at December 31, 2015 follows:

	Outstanding		Exercisable
Exercise Price Range	Options	Weighted average exercise price	Options	Weighted average exercise price
$30.00 – 39.99	1,100	$35.73	1,100	$35.73
$40.00 – 69.99	77,106	$44.67	56,715	$45.00
$70.00 – 91.58	17,500	$85.8	6,000	$86.41

Total	95,706	$52.08	63,815	$48.73

Intrinsic value of outstanding stock options at December 31, 2015				$5,285,460
Intrinsic value of exercisable stock options at December 31, 2015				$3,738,043

The intrinsic value of stock options exercised during the years ended December 31, 2015, 2014, and 2013, was $1.4 million, $0.9 million, and $3.6 million respectively.

Proceeds from stock options exercised during the years ended December 31, 2015, 2014, and 2013 amounted to $1.6 million, $1.2 million, and $7.0 million respectively.

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of the Company’s common stock at December 31, 2015, or the price on the date of exercise for those exercised during the year. As of December 31, 2015, there was approximately $0.1 million of total unrecognized compensation cost related to stock option compensation arrangements granted under our stock award plans. That cost is expected to be recognized over a weighted-average period of approximately 0.6 years. The weighted average remaining contractual life of all options is 3.9 years, and for exercisable options is 3.5 years.

Non-vested stock

The Company has also issued shares of non-vested stock to employees which vest over one to nine year periods. During the restriction period, the non-vested shares may not be sold, transferred, or otherwise encumbered. The holder of the non-vested shares has all rights of a holder of common shares, including the right to vote and receive dividends. For issuances of non-vested stock during the year ended December 31, 2015, the fair market value of the non-vested stock on the date of grant ranged from $88.84 to $105.46. During 2015, 64,665 shares of non-vested stock were issued to employees and directors with an aggregate fair value of $6.1 million. The Company charges the fair value ratably to expense over the vesting period. The Company uses the average of the high and low price of its common stock on the date the award is granted as the fair value for non-vested stock awards that do not have a market condition.

A summary of the status of unvested shares of stock issued to employees and directors as of and during the years ended December 31 follows:

	2015		2014		2013
	Non- vested Shares	Weighted average grant date fair value	Non- vested Shares	Weighted average grant date fair value	Non- vested Shares	Weighted average grant date fair value
Unvested at beginning of year:	310,463	$51.93	293,196	$49.20	187,535	$37.36

Granted	64,665	94.74	92,665	60.87	189,080	54.78
Vested	(69,187)	60.28	(72,876)	53.11	(83,419)	35.28
Forfeited	(421)	76.07	(2,522)	28.66	—	—

Unvested at end of year	305,520	$59.09	310,463	$51.93	293,196	$49.20

Compensation expense of $6.3 million, $4.6 million and $2.9 million was recognized for the vested portion of non-vested stock grants in 2015, 2014 and 2013, respectively. The fair value of non-vested stock that vested during 2015, 2014 and 2013 was $4.2 million, $3.9 million and $2.9 million, respectively. The total unrecognized compensation cost related to non-vested stock was $14.0 million at December 31, 2015, and the remaining weighted-average period over which this expense will be recognized was 3.3 years.

Performance-based awards

During 2015, the Company granted performance-based awards that entitle the recipients to earn up to 42,538 shares if certain performance criteria are achieved over a three year period. The actual number of shares to be issued will be determined at the end of a three year period, and no performance-based shares were issued in 2015. The Company granted and issued a total of 60,654 and 87,040 performance shares under the Plan during 2014 and 2013, respectively, which are included in the table above. The performance-based awards granted are based upon the Company’s performance over a three year period depending on the Company’s total shareholder return relative to a group of peer companies. Performance based awards are recognized as compensation expense based on fair value on date of grant, the number of shares ultimately expected to vest and the vesting period. For accounting purposes, the performance shares are considered to have a market condition. The effect of the market condition is reflected in the grant date fair value of the award and thus, compensation expense is recognized on this type of award provided that the requisite service is rendered (regardless of whether the market condition is achieved). The Company estimated the fair value of each performance-based award granted under the Plans on the date of grant using a Monte Carlo simulation that uses the assumptions noted in Note 2.

During 2015, compensation expense of $1.9 million (included in the $6.3 million discussed above) was recognized for the performance awards granted in 2013, and 2014. The total unrecognized compensation cost related to non-vested performance awards was $5.0 million at December 31, 2015 and the weighted-average period over which this expense will be recognized is 1.7 years.

Deferred compensation plan for directors

Under the Deferred Compensation Plan for Directors, non-employee Directors may defer all or part of their Directors’ fees that are otherwise payable in cash. Directors’ fees that are deferred under this plan are credited to each Directors’ account under the plan in the form of Units. The number of Units credited is determined by dividing the amount of Directors’ fees deferred by the closing price of the Company’s Common Stock on the New York Stock Exchange on the day immediately preceding the day upon which Directors’ fees otherwise would be paid by the Company. A Director is credited with additional Units for dividends on the shares of Common Stock represented by Units in such Directors’ Account. A Director may elect to receive the shares in a lump sum on a date specified by the Director or in quarterly or annual installments over a specified period and commencing on a specified date. The Directors may not elect to receive cash in lieu of shares. Under this plan there were a total of 18,973 units outstanding at December 31, 2015. Fees that were earned and credited to Directors’ accounts are recorded as compensation expense which totaled $0.1 million, $0.1 million and $0.1 million in 2015, 2014 and 2013, respectively.

11.	RETIREMENT PLAN

Employees of the Operating Partnership qualifying under certain age and service requirements are eligible to be a participant in a 401(k) Plan. The Operating Partnership contributes to the Plan at the rate of 25% of the first 4% of gross wages that the employee contributes. Total expense to the Operating Partnership was approximately $276,000, $192,000, and $78,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

12.	INVESTMENT IN JOINT VENTURES

The Operating Partnership has a 20% ownership interest in Sovran HHF Storage Holdings LLC (“Sovran HHF”), a joint venture that was formed in May 2008 to acquire self-storage properties that are managed by the Operating Partnership. The carrying value of the Operating Partnership’s investment at December 31, 2015 and 2014 was $44.6 million and $45.2 million, respectively. Twenty-five properties were acquired by Sovran HHF in 2008 for approximately $171.5 million and 14 additional properties were acquired by Sovran HHF in 2014 for $187.2 million. In 2008, the Operating Partnership contributed $18.6 million to the joint venture as its share of capital required to fund the acquisitions. In 2012 the Operating Partnership contributed an additional $1.2 million to the joint venture. In 2013 the Operating Partnership received a return of capital distribution of $3.4 million as part of the refinancing of Sovran HHF. In 2014 the Operating Partnership contributed an additional $28.6 million in cash to the joint venture as its share of capital required to fund acquisitions. In 2015 the Operating Partnership contributed an additional $0.4 million in cash to the joint venture as its share of capital required to fund certain capital expenditures and property taxes related to 2014 acquisitions. As of December 31, 2015, the carrying value of the Operating Partnership’s investment in Sovran HHF exceeds its share of the underlying equity in net assets of Sovran HHF by approximately $1.7 million as a result of the capitalization of certain acquisition related costs in 2008. This difference is included in the carrying value of the investment, which is assessed for other-than-temporary impairment on a periodic basis. No other-than-temporary impairments have been recorded on this investment.

The Operating Partnership has a 15% ownership interest in Sovran HHF Storage Holdings II LLC (“Sovran HHF II”), a joint venture that was formed in 2011 to acquire self-storage properties that are managed by the Operating Partnership. The carrying value of the Operating Partnership’s investment at December 31, 2015 and 2014 was $13.9 million and $12.6 million, respectively. Twenty properties were acquired by Sovran HHF II during 2011 for approximately $166.1 million. During 2011, the Operating Partnership contributed $12.8 million to the joint venture as its share of capital required to fund the acquisitions. Ten additional properties were acquired by Sovran HHF II during 2012 for approximately $29 million. During 2012, the Operating Partnership contributed $2.4 million to the joint venture as its share of capital required to fund the acquisitions. In 2015 the Operating Partnership contributed an additional $1.7 million in cash to the joint venture as its share of capital required to fund the payoff of a mortgage note. The carrying value of this investment is assessed for other-than-temporary impairment on a periodic basis and no such impairments have been recorded on this investment.

As manager of Sovran HHF and Sovran HHF II, the Operating Partnership earns a management and call center fee of 7% of gross revenues which totaled $4.9 million, $3.9 million, and $3.4 million for 2015, 2014, and 2013, respectively. The Operating Partnership also received an acquisition fee of $0.4 million and $0.1 million, for securing purchases for Sovran HHF and Sovran HHF II in 2014 and 2012, respectively. The Operating Partnership’s share of Sovran HHF and Sovran HHF II’s income for 2015, 2014 and 2013 was $3.2 million, $1.9 million, and $1.9 million, respectively.

The Operating Partnership has a 49% ownership interest in Iskalo Office Holdings, LLC, which owns the building that houses the Operating Partnership’s headquarters and other tenants. The carrying value of the Operating Partnership’s investment is a liability of $0.5 million at December 31, 2015 and 2014, and is included in accounts payable and accrued liabilities in the accompanying consolidated balance sheets. For the years ended December 31, 2015, 2014, and 2013, the Operating Partnership’s share of Iskalo Office Holdings, LLC’s income was $189,000, $107,000, and $59,000, respectively. The Operating Partnership paid rent to Iskalo Office Holdings, LLC of $1.1 million, $1.0 million and $0.8 million in 2015, 2014, and 2013, respectively.

The Operating Partnership holds an 85% equity interest in Urban Box Coralway Storage, LLC (Urban Box), a joint venture with an unrelated third party. Urban Box was formed in 2015 and is currently developing a self-storage property in Florida. During 2015, the Operating Partnership contributed $4.0 million to Urban Box as its share of capital to develop the property, which primarily consists of the acquisition of land in 2015. Urban Box will enter into a non-recourse mortgage loan in order to finance the future development costs. The Operating Partnership and the other joint venture member have participation rights which require the agreement of both members in order to implement the activities of Urban Box which are most significant to its economic performance. Accordingly, the interest is recorded using the equity method.

The Operating Partnership will perform property management services for Urban Box in exchange for a management fee based on 6% of property revenues. There were no management fees in 2015.

A summary of the unconsolidated joint ventures’ financial statements as of and for the year ended December 31, 2015 is as follows:

(dollars in thousands)	Sovran HHF Storage Holdings LLC	Sovran HHF Storage Holdings II LLC	Iskalo Office Holdings, LLC	Urban Box Coralway Storage, LLC
Balance Sheet Data:
Investment in storage facilities, net	$335,434	$182,592	$—	$3,559
Investment in office building	—	—	5,039	—
Other assets	5,247	3,553	3,166	1,240

Total Assets	$340,681	$186,145	$8,205	$4,799

Due to the Operating Partnership	$434	$496	$—	$—
Mortgages payable	123,391	91,220	9,020	—
Other liabilities	2,760	1,616	425	32

Total Liabilities	126,585	93,332	9,445	32

Unaffiliated partners’ equity (deficiency)	171,277	78,897	(708)	715
Operating Partnership equity (deficiency)	42,819	13,916	(532)	4,052

Total Partners’ Equity (Deficiency)	214,096	92,813	(1,240)	4,767

Total Liabilities and Partners’ Equity (Deficiency)	$340,681	$186,145	$8,205	$4,799

Income Statement Data:
Total revenues	$39,847	$29,996	$1,490	$5
Property operating expenses	(12,657)	(9,947)	(593)	(2)
Administrative, management and call center fees	(2,946)	(2,224)	—	—
Depreciation and amortization of customer list	(8,470)	(4,220)	(219)	—
Amortization of financing fees	(215)	(203)	(21)	—
Income tax expense	(176)	(37)	—	—
Interest expense	(5,616)	(4,945)	(271)	—

Net income	$9,767	$8,420	$386	$3

The Operating Partnership does not guarantee the debt of Sovran HHF, Sovran HHF II, Iskalo Office Holdings, LLC or Urban Box.

We do not expect to have material future cash outlays relating to these joint ventures outside our share of capital for future acquisitions of properties. A summary of our cash flows arising from the off-balance sheet arrangements with Sovran HHF, Sovran HHF II, Iskalo Office Holdings, LLC and Urban Box for the three years ended December 31, 2015 are as follows:

	Year ended December 31,
(dollars in thousands)	2015	2014	2013
Statement of Operations
Other operating income (management fees and acquisition fee income)	$4,889	$4,231	$3,358
General and administrative expenses (corporate office rent)	1,053	1,023	811
Equity in income (losses) of joint ventures	3,405	2,086	1,948
Distributions from unconsolidated joint ventures	4,821	3,123	2,630
(Advances to) receipts from joint ventures	(346)	590	(27)

Investing activities
Investment in unconsolidated joint ventures	(6,151)	(28,650)	(4,237)
Return of capital from unconsolidated joint ventures	—	—	7,360

13.	PARTNERS’ CAPITAL

On March 3, 2015, the Company completed the public offering of 1,380,000 shares of its common stock at $90.40 per share. Net proceeds to the Operating Partnership after deducting underwriting discounts and commissions and offering expenses were approximately $119.5 million. The Operating Partnership used the net proceeds from the offering to repay a portion of the indebtedness outstanding on the Operating Partnership’s unsecured line of credit.

On May 12, 2014, the Company entered into a continuous equity offering program (“Equity Program”) with Wells Fargo Securities, LLC (“Wells Fargo”), Jefferies LLC (“Jefferies”), SunTrust Robinson Humphrey, Inc. (“SunTrust”), Piper Jaffray & Co. (“Piper”), HSBC Securities (USA) Inc. (“HSBC”), and BB&T Capital Markets, a division of BB&T Securities, LLC (“BB&T”), pursuant to which the Company may sell from time to time up to $225 million in aggregate offering price of shares of the Company’s common stock. Actual sales under the Equity Program will depend on a variety of factors and conditions, including, but not limited to, market conditions, the trading price of the Company’s common stock, and determinations of the appropriate sources of funding for the Operating Partnership. The Company expects to continue to offer, sell, and issue shares of common stock under the Equity Program from time to time based on various factors and conditions, although the Company is under no obligation to sell any shares under the Equity Program.

During 2015, the Company issued 949,911 shares of common stock under the Equity Program at a weighted average issue price of $96.80 per share, generating net proceeds of $90.6 million after deducting $1.1 million of sales commissions paid to Jefferies, Piper, and HSBC, as well as other expenses of $0.2 million. As of December 31, 2015, the Company had $59.3 million available for issuance under the Equity Program. The Operating Partnership used the proceeds from the equity programs to fund a portion of the acquisition of 27 storage facilities.

During 2014, the Company issued 924,403 shares of common stock under the Equity Program at a weighted average issue price of $79.77 per share, generating net proceeds of $72.8 million after deducting $0.9 million of sales commissions paid to Piper, HSBC and BB&T. As of December 31, 2014, the Company had $151.3 million available for issuance under the Equity Program. During the three months ended March 31, 2014, the Company issued 359,102 shares of common stock under a previous equity program at a weighted average issue price of $74.32 per share, generating net proceeds of $26.4 million after deducting $0.3 million of sales commissions payable to SunTrust. In addition to sales commissions, the Operating Partnership incurred expenses of $0.2 million in connection with these equity programs during 2014. The Operating Partnership used the proceeds from the equity programs to fund a portion of the acquisition of 33 storage facilities.

In 2013, the Company implemented a Dividend Reinvestment Plan. The Company issued 151,246 shares under the plan in 2015.

14.	SUPPLEMENTARY QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of quarterly results of operations for the years ended December 31, 2015 and 2014 (dollars in thousands, except per unitdata):

	2015 Quarter Ended
	March 31	June 30	Sept. 30	Dec. 31
Operating revenue	$85,408	$90,726	$95,428	$95,040
Income from continuing operations	22,557	28,676	31,661	30,183
Net Income	22,557	28,676	31,661	30,183
Net income attributable to common unitholders	22,451	28,532	31,504	30,037
Net Income Per Unit Attributable to Common Unitholders
Basic	$0.65	$0.81	$0.88	$0.83
Diluted	$0.65	$0.80	$0.88	$0.83

	2014 Quarter Ended
	March 31	June 30	Sept. 30	Dec. 31
Operating revenue	$75,457	$80,444	$85,249	$84,930
Income from continuing operations	16,775	20,701	25,743	25,838
Net Income	16,775	20,701	25,743	25,838
Net income attributable to common unitholders	16,673	20,576	25,589	25,693
Net Income Per Unit Attributable to Common Unitholders
Basic	$0.51	$0.63	$0.77	$0.76
Diluted	$0.51	$0.62	$0.77	$0.76

15.	COMMITMENTS AND CONTINGENCIES

The Operating Partnership’s current practice is to conduct environmental investigations in connection with property acquisitions. At this time, the Operating Partnership is not aware of any environmental contamination of any of its facilities that individually or in the aggregate would be material to the Operating Partnership’s overall business, financial condition, or results of operations.

Future minimum lease payments on a building lease and the lease of the Operating Partnership’s headquarters are as follows (dollars in thousands):

	Building Lease	Corporate Headquarters	Total
2016	$48	$915	$963
2017	48	924	972
2018	48	924	972
2019	51	924	975
2020	52	943	995
Thereafter	159	2,223	2,382

Total	$406	$6,853	$7,259

At December 31, 2015, the Operating Partnership was under contract to acquire 12 self-storage facilities for cash consideration of approximately $94.4 million. Nine of the properties were acquired in January, February and May 2016 from unrelated parties for $67.1 million.

The Operating Partnership has not yet determined the assignment of the purchase prices of these nine facilities to the individual assets acquired. These acquisitions were funded with draws on the Operating Partnership’s line of credit. The following is a summary of the properties under contract at December 31, 2015 (dollars in thousands).

State	No. of Properties	Contract Amount	Acquisition Date
Florida	4	$20,350	Jan. 2016
Florida.	1	8,100	May 2016
Arizona*	1	9,275	Feb. 2016
Pennsylvania	1	5,750	Feb. 2016
Colorado	1	12,600	Feb. 2016
Illinois*	1	9,800
Illinois*	1	9,000
S. Carolina*	1	8,430
Florida*	1	11,050	Feb. 2016

	12	$94,355

*	Properties purchased or expected to be purchased upon completion of construction.

The purchase of the remaining facilities by the Operating Partnership is subject to customary conditions to closing, and there is no assurance that these facilities will be acquired.

At December 31, 2015, the Operating Partnership has signed contracts in place with third party contractors for expansion and enhancements at its existing facilities. The Operating Partnership expects to pay $15.4 million under these contracts in 2016.

On or about August 25, 2014, a putative class action was filed against the Operating Partnership in the Superior Court of New Jersey Law Division Burlington County. The action seeks to obtain declaratory, injunctive and monetary relief for a class of consumers based upon alleged violations by the Operating Partnership of the New Jersey Truth in Customer Contract, Warranty and Notice Act, the New Jersey Consumer Fraud Act and the New Jersey Insurance Producer Licensing Act. On October 17, 2014, the action was removed from the Superior Court of New Jersey Law Division Burlington County to the United States District Court for the District of New Jersey. The Operating Partnership brought a motion to partially dismiss the complaint for failure to state a claim, and on July 16, 2015, the Operating Partnership’s motion was granted in part and denied in part. The Operating Partnership intends to vigorously defend the action, and the possibility of any adverse outcome cannot be determined at this time.

16.	SUBSEQUENT EVENTS

On January 4, 2016, the Operating Partnership declared a quarterly distribution of $0.85 per common unit. The distribution was paid on January 26, 2016 to unitholders of record on January 20, 2016. The total distribution paid amounted to $31.2 million.

On April 1, 2016, the Operating Partnership declared a quarterly distribution of $0.95 per common unit. The distribution was paid on April 26, 2016 to unitholders of record on April 14, 2016. The total distribution paid amounted to $37.5 million.

From January through June 13, 2016 the Operating Partnership entered contacts with unrelated parties to acquire 26 self-storage properties. The following is a summary of the properties placed under contract in 2016 (dollars in thousands).

State	No. of Properties	Contract Amount	Acquisition Date
California (4), Massachusetts (1), N. Hampshire (5), Texas (3)	13	$186,400	Jan. 2016
California	4	106,750	Mar. - Apr. 2016
Connecticut (2), New York (2)	4	41,800	Apr. 2016
California	1	17,320	Mar. 2016
Texas	1	10,800	May 2016
New York	2	8,400	May 2016
North Carolina	1	12,425

	26	$383,895

Twenty five of the properties located in New Hampshire (5), California (9), Texas (4), Massachusetts (1), Connecticut (2) and New York (4) were acquired at various dates from January through May 2016. The purchase price for each was funded through draws on the Operating Partnership’s line of credit, which draws have been subsequently repaid through proceeds of the Company’s underwritten public offering described below. The purchase of the remaining property by the Operating Partnership is subject to customary conditions to closing, and there is no assurance that this property will be acquired.

On January 20, 2016, the Company agreed to issue and sell 2,300,000 shares of the Company’s common stock, par value $.01 per share, plus up to an additional 345,000 shares of common stock pursuant to the underwriters’ option, at a price to the public of $105.75 per share. The underwriters’ exercised their option in full. The offering of 2,645,000 shares of the Company’s common stock closed on January 25, 2016, resulting in net proceeds to the Operating Partnership of approximately $269.7 million.

On May 19, 2016, the Operating Partnership announced that it entered into a definitive merger agreement to acquire LifeStorage, LP for a gross aggregate purchase price of approximately $1.3 billion, payable in cash. Upon completion of the acquisition, the Operating Partnership will own 84 LifeStorage stores with a purchase contract for three additional certificate of occupancy deals to be delivered late 2016 and early 2017.

On May 18, 2016, the Company and the Operating Partnership obtained a bridge loan commitment from Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and SunTrust Bank with Wells Fargo Bank, National Association, acting as administrative agent. Pursuant to the bridge loan commitment the lenders have agreed to loan the Company and the Operating Partnership up to $1.35 billion if needed to finance the LifeStorage Acquisition (and related expenses). Any loan will be advanced in a single draw. The maturity date of any loan will be the date that is 364 days after the closing date of the merger. The commitment provides for mandatory prepayment of any loan on the occurrence of certain events (asset sales, equity offerings or additional loans) and voluntary prepayment is permitted. Interest is payable at LIBOR plus 1.15% or the administrative agent’s base rate plus 0.15%; provided that the applicable margins are subject to increase upon certain events. Any loans made pursuant to the bridge loan commitment are subject to a customary duration fee.

Also, on May 18, 2016, the Company and the Operating Partnership obtained a backstop loan commitment from Wells Fargo Bank, National Association and Wells Fargo Securities, LLC whereby such lenders have agreed to loan the Company and the Operating Partnership up to $325 million if needed to refinance the Company’s and the Operating Partnership’s currently outstanding private placement notes prior to maturity. The terms of any loans pursuant to this commitment are the same as loans under the bridge loan commitment.

On May 20, 2016, the Company agreed to issue and sell 6,000,000 shares of the Company’s common stock, par value $.01 per share, plus up to an additional 900,000 shares of common stock pursuant to the underwriters’ option, at a price to the public of $100.00 per share. The underwriters’ exercised their option in full. The offering of 6,900,000 shares of the Company’s common stock closed on May 25, 2016, resulting in net proceeds to the Operating Partnership of approximately $665.3 million. The proceeds were initially used to repay the Operating Partnership’s outstanding line of credit balance of $396.0 million on May 25, 2016. The remaining cash proceeds will be put towards the funding of the purchase price for LifeStorage, LP.

On January 4, 2016, the Operating Partnership increased its line of credit facility from $300 million to $500 million. This increase was pursuant to an expansion feature set forth in the Operating Partnership’s existing unsecured credit agreement. The other terms of the Operating Partnership’s line of credit facility were unchanged.

On April 26, 2016, the Operating Partnership repaid the outstanding balance of the maturing $150 million term note with a draw on its line of credit.

On April 13, 2016, the Operating Partnership entered into a contract to sell eight self-storage facilities for a total sales price of $35.0 million. The sale of the facilities by the Operating Partnership is subject to customary conditions to closing, and there is no assurance that these facilities will be sold.